Gene Logic Announces Post-Acquisition Integration and Market Alignment Strategy — Page 1

For further information, please contact:

Gene Logic Inc.
Robert G. Burrows (investors/media)
Director, Corporate Communications
301.987.1824
Email: rburrows@genelogic.com

Gene Logic Announces Post-Acquisition Integration and Market Alignment Strategy

— Steve Trevisan Steps Down as Executive Vice President and Director —

— Entire Company To Operate Under Single Brand Identity —

GAITHERSBURG, Md. — October 1, 2003—Gene Logic Inc. (Nasdaq: GLGC) announced today an update to its integration plans and marketing strategy. Following the acquisition of TherImmune Research Corporation and an internal examination of how best to achieve synergies from the combined enterprise, the Company has implemented organizational changes focused on specific market segments for its information services and contract study services businesses. In establishing this new business alignment strategy, the Company will discontinue use of the TherImmune Research Corporation name. Going forward the combined service offering to pharmaceutical and biotechnology companies worldwide will be marketed under the Gene Logic name.

As part of the reorganization, the Company also announced that, by mutual agreement, Stephen J. Trevisan will cease to be an officer and director of the Company, but will continue, at least through the end of the year, in an advisory capacity to the Company’s executive management with respect to the expansion of Gene Logic’s contract study services business.

Mark D. Gessler, Chairman and CEO of Gene Logic, commented, “In acquiring the contract study services of TherImmune, Gene Logic has added significant value to its portfolio of services, and is now poised to become one of the sectors’ leading outsourcing partners. Our organizational realignment enables Gene Logic to better help pharmaceutical and biotechnology companies take advantage of these enabling technologies, based on the scope of our gene expression databases and the sophistication of our contract study services. Steve has been an integral component in developing this combined enterprise.”

Commenting on his departure, Stephen J. Trevisan stated, “Any promising molecule must pass through the discovery and development phases of research; my ambition was to ensure that TherImmune would be at the leading edge when outsourcing was essential to speed and success. That mission is being accomplished by combining Gene Logic’s genomic information with TherImmune’s expertise in contract study services. With a focus on understanding and meeting customer needs, the new organizational structure aligns our scientific and operational strengths to deliver solutions that enable clients to achieve their goals.”

Gene Logic Announces Post-Acquisition Integration and Market Alignment Strategy — Page 2

Gene Logic Overview

Gene Logic is a contract service provider to pharmaceutical, biotechnology, and institutional researchers worldwide combining extensive experience in sample collection and data analysis of gene expression information and expertise in preclinical safety and pharmacology studies and clinical trial consulting services. Service offerings are designed to improve the predictive value of research and pharmaceutical product development success rates. For more information, visit www.genelogic.com or call toll-free – 1/800/GENELOGIC.

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